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                                                                     Exhibit (i)

                             DECHERT PRICE & RHOADS
                             1775 Eye Street, N.W.
                              Washington, DC 20006

                                 April 30, 1999

MMA Praxis Mutual Funds
3435 Stelzer Road
Columbus, Ohio 43219

Dear Ladies and Gentlemen:

     As counsel to MMA Praxis Mutual Funds (the "Trust"), we are familiar with the Trust's registration under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares of beneficial interest under the Securities Act of 1933 (File No. 33-69724) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

     On the basis of the foregoing, we are of the opinion that the shares of beneficial interest of the Trust registered under the Securities Act of 1933 are legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with and as part of Post-Effective Amendment No. 9 to the Registration Statement.


                                                  Very truly yours,

                                                  Dechert Price & Rhoads